Exhibit 4.10

ENLINK MIDSTREAM PARTNERS, LP
DESCRIPTION OF SECURITIES

As of December 31, 2019, EnLink Midstream Partners, LP (“we” or “EnLink Midstream”) had seven classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) 4.40% senior unsecured notes due 2024 (the “2024 Notes”), (ii) 4.15% senior unsecured notes due 2025 (the “2025 Notes”), (iii) 4.85% senior unsecured notes due 2026 (the “2026 Notes”), (iv) 5.60% senior unsecured notes due 2044 (the “2044 Notes”), (v) 5.05% senior unsecured notes due 2045 (the “2045 Notes”), (vi) 5.45% senior unsecured notes due 2047 (the “2047 Notes” and together with the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2044 Notes, and the 2045 Notes, the “notes”), and (vii) Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests of ENLK (the “Series C Preferred Units”). In addition, we are a guarantor of EnLink Midstream, LLC’s (“ENLC”) 5.375% senior notes due 2029, a description of which is incorporated herein by reference to Exhibit 4.13 to the Annual Report on Form 10-K of ENLC for the fiscal year ended December 31, 2019.

DESCRIPTION OF NOTES

We are party to a base indenture, dated March 19, 2014, between us and Wells Fargo Bank, National Association, as trustee, pursuant to which we issued the notes, as supplemented by supplemental indentures setting forth the specific terms of the series of notes. In this description, when we refer to the “indenture,” we mean such base indenture as so amended and supplemented by the applicable supplemental indenture. This description is a summary of the material provisions of the notes and the indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth below under “Available Information,” for a complete description of our obligations and the rights of note holders.

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “EnLink Midstream,” “we,” “us” and “our” refer only to EnLink Midstream Partners, LP and not to any of its Subsidiaries.

General

The notes:

•	are general unsecured, senior obligations of EnLink Midstream, ranking equally with all other existing and future unsecured and unsubordinated indebtedness of EnLink Midstream;

•
were issued in an aggregate principal amount of $550.0 million, with respect to the 2024 Notes; an aggregate principal amount of $750.0 million, with respect to the 2025 Notes; an aggregate principal amount of $500.0 million, with respect to the 2026 Notes; an aggregate principal amount of $350.0 million, with respect to the 2044 Notes; an aggregate principal amount of $450.0 million, with respect to the 2045 Notes; and an aggregate principal amount of $500.0 million, with respect to the 2047 Notes;

•
will mature on April 1, 2024, with respect to the 2024 Notes; on June 1, 2025, with respect to the 2025 Notes; on July 15, 2026, with respect to the 2026 Notes; on April 1, 2044, with respect to the 2044 Notes; on April 1, 2045, with respect to the 2045 Notes; and on June 1, with respect to the 2047 Notes;

•	were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
bear interest at an annual rate of 4.400%, with respect to the 2024 Notes; an annual rate of 4.150%, with respect to the 2025 Notes; an annual rate of 4.850%, with respect to the 2026 Notes; an annual rate of 5.600%, with respect to the 2044 Notes; an annual rate of 5.050%, with respect to the 2045 Notes; and an annual rate of 5.450%, with respect to the 2047 Notes.

•	are redeemable at any time at our option at the redemption prices described below under “—Optional Redemption.”

Each series of notes constitutes a separate series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities under the indenture in addition to the notes as described below under “—Further Issuances.”

Interest

2024 Notes

We pay interest on the 2024 Notes in cash semi-annually in arrears on April 1 and October 1 of each year. We make interest payments on the 2024 Notes to the persons in whose names the 2024 Notes are registered at the close of business on March 15 or September 15, as applicable, before the next interest payment date.

2025 Notes

We pay interest on the 2025 Notes in cash semi-annually in arrears on June 1 and December 1 of each year. We make interest payments on the 2025 Notes to the persons in whose names the 2025 Notes are registered at the close of business on May 15 or November 15, as applicable, before the next interest payment date.

2026 Notes

We pay interest on the 2026 Notes in cash semi-annually in arrears on January 15 and July 15 of each year. We make interest payments on the 2026 Notes to the persons in whose names the 2026 Notes are registered at the close of business on January 1 or July 1, as applicable, before the next interest payment date.

2044 Notes

We pay interest on the 2044 Notes in cash semi-annually in arrears on April 1 and October 1 of each year. We make interest payments on the 2044 Notes to the persons in whose names the 2044 Notes are registered at the close of business on March 15 or September 15, as applicable, before the next interest payment date.

2045 Notes

We pay interest on the 2045 Notes in cash semi-annually in arrears on April 1 and October 1 of each year. We make interest payments on the 2045 Notes to the persons in whose names the 2045 Notes are registered at the close of business on March 15 or September 15, as applicable, before the next interest payment date.

2047 Notes

We pay interest on the 2047 Notes in cash semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2017. We make interest payments on the 2047 Notes to the persons in whose names the 2047 Notes are registered at the close of business on May 15 and November 15, as applicable, before the next interest payment date.

Computation of Interest

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.

Paying Agent and Registrar

The trustee acts as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar; provided, however, that we are required to maintain at all times an office or agency in The City of New York (which may be an office of the trustee or an affiliate of the trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as any of the series of notes, except for issue date, issue price, and in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes of such series.

Optional Redemption

2024 Notes

Prior to January 1, 2024 (three months prior to the maturity date of the 2024 Notes), the 2024 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, with respect to the 2024 Notes;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after January 1, 2024 (three months prior to their maturity date), the 2024 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2024 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2024 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2024 Notes.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and (ii) two other Primary Treasury Dealers selected by us.

2025 Notes

Prior to March 1, 2025 (three months prior to the maturity date of the 2025 Notes), the 2025 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the 2025 Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed that would be due if the 2025 Notes matured on March 1, 2025 (three months prior to the maturity date of the 2025 Notes) (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after March 1, 2025 (three months prior to their maturity date), the 2025 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2025 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2025 Notes to be redeemed (calculated as if the maturity date of the 2025 Notes was March 1, 2025 (three months prior to the maturity date of the 2025 Notes)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2025 Notes (as if the maturity date of the 2025 Notes was March 1, 2025 (three months prior to the maturity date of the 2025 Notes)).

“Reference Treasury Dealer” means (i) each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. and their respective successors and (ii) one other Primary Treasury Dealer selected by us.

2026 Notes

Prior to April 15, 2026 (three months prior to the maturity date of the notes), the 2026 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the 2026 Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes to be redeemed that would be due if the 2026 Notes matured on April 15, 2026 (three months prior to the maturity date of the 2026 Notes) (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after April 15, 2026 (three months prior to the maturity date of the 2026 Notes), the 2026 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2026 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2026 Notes to be redeemed (calculated as if the maturity date of the notes was April 15, 2026 (three months prior to the maturity date of the 2026 Bites)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2026 Notes (calculated as if the maturity date of the 2026 Notes was April 15, 2026 (three months prior to the maturity date of the 2026 Notes)).

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors.

2044 Notes

Prior to October 1, 2043 (six months prior to maturity date of the 2044 Notes), the 2044 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the 2044 Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2044 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, with respect to the 2044 Notes, plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after October 1, 2043 (six months prior to the maturity date of the 2044 Notes), the 2044 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2044 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2044 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2044 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2044 Notes.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and (ii) two other Primary Treasury Dealers selected by us.

2045 Notes

Prior to October 1, 2044 (six months prior to the maturity date of the 2045 Notes), the 2045 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the 2045 Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2045 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after October 1, 2044 (six months prior to the maturity date of the 2045 Notes), the 2045 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2045 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2045 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2045 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2045 Notes.

“Reference Treasury Dealer” means (i) each of Morgan Stanley & Co. LLC and RBS Securities Inc. and their respective successors and (ii) two other Primary Treasury Dealers selected by us.

2047 Notes

Prior to December 1, 2046 (six months prior to the maturity date of the 2047 Notes), the 2047 Notes are redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the 2047 Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the 2047 Notes to be redeemed that would be due if the 2047 Notes matured on December 1, 2046 (six months prior to the maturity date of the 2047 Notes) (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 40 basis points;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after December 1, 2046 (six months prior to the maturity date of the 2047 Notes), the 2047 Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2047 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the redemption price of the 2047 Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2047 Notes to be redeemed (calculated as if the maturity date of the 2047 Notes was December 1, 2046 (six months prior to the maturity date of the 2047 Notes)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2047 Notes (calculated as if the maturity date of the 2047 Notes was December 1, 2046 (six months prior to the maturity date of the 2047 Notes)).

“Reference Treasury Dealer” means each of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC and their respective successors.

Applicable Terms

For purposes of determining the redemption price of the notes, the following definitions are applicable:

“Comparable Treasury Price” means, with respect to any redemption date for notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Primary Treasury Dealer” means a U.S. government securities dealer in the United States.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding any redemption date.

Redemption Procedures

If fewer than all of the notes of a series are to be redeemed at any time, such notes will be selected for redemption not more than 60 days prior to the redemption date and such selection will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee deems appropriate (or, in the case of notes represented by a note in global form, by such method as The Depository Trust Company (“DTC”) may require); provided, that no partial redemption of any note will occur if such redemption would reduce the principal amount of such note to less than $2,000. Notices of redemption with respect to the notes will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Ranking

The notes are unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below under “—Certain Covenants—Limitations on Liens.” The notes are also the unsubordinated obligations of EnLink Midstream and rank equally with all other existing and future unsubordinated indebtedness of EnLink Midstream. The notes will effectively rank junior to any future indebtedness of EnLink Midstream that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the notes will structurally rank junior to all indebtedness and other liabilities of EnLink Midstream’s existing and future Subsidiaries.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make any mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

Except as set forth below, neither EnLink Midstream nor any of its Subsidiaries is restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership or other equity interests or from purchasing or redeeming its partnership or other equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require EnLink Midstream to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events involving EnLink Midstream that could adversely affect the creditworthiness of EnLink Midstream.

Limitations on Liens. EnLink Midstream will not, nor will it permit any of its Principal Subsidiaries to, create, assume, incur, or suffer to exist any mortgage, lien, security interest, pledge, charge, or other encumbrance (“liens”) upon any Principal Property or upon any capital stock of any Principal Subsidiary, whether owned on the date of the supplemental indenture creating the notes or thereafter acquired, to secure any Indebtedness of EnLink Midstream or any other Person (other than the notes), without in any such case making effective provisions whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.

Notwithstanding the foregoing, under the indenture, EnLink Midstream may, and may permit any of its Principal Subsidiaries to, create, assume, incur, or suffer to exist without securing the notes (a) any Permitted Lien, (b) any lien upon any Principal Property or capital stock of a Principal Subsidiary to secure Indebtedness of EnLink Midstream or any other Person, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such lien and all similar liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed 15% of Consolidated Net Tangible Assets or (c) any lien upon (i) any Principal Property that was not owned by EnLink Midstream or any of its Subsidiaries on the date of the supplemental indenture creating the notes or (ii) the capital stock of any Principal Subsidiary that owns no Principal Property that was owned by EnLink Midstream or any of its Subsidiaries on the date of the supplemental indenture creating the notes, in each case owned by a Subsidiary of EnLink Midstream (an “Excluded Subsidiary”) that has not granted any liens on any of its property securing Indebtedness with recourse to EnLink Midstream or any Subsidiary of EnLink Midstream other than such Excluded Subsidiary or any other Excluded Subsidiary.

Restriction on Sale-Leasebacks. EnLink Midstream will not, and will not permit any Principal Subsidiary to, engage in the sale or transfer by EnLink Midstream or any of its Principal Subsidiaries of any Principal Property to a Person (other than EnLink Midstream or a Principal Subsidiary) and the taking back by EnLink Midstream or any Principal Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1)
such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2)	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3)
EnLink Midstream or such Principal Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

(4)
EnLink Midstream or such Principal Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction, or retirement of any Indebtedness of EnLink Midstream or any of its Subsidiaries that is not subordinated to the notes or any guarantee, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of EnLink Midstream or its Subsidiaries.

Notwithstanding the foregoing, EnLink Midstream may, and may permit any Principal Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the preceding paragraph provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the notes) secured by liens other than Permitted Liens upon Principal Properties, does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets. EnLink Midstream shall not consolidate with or merge into any Person or sell, lease, convey, transfer, or otherwise dispose of all or substantially all of its assets to any Person unless:

(1)
the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is EnLink Midstream or expressly assumes by supplemental indenture all of EnLink Midstream’s obligations and liabilities under the indenture and the notes;

(2)	the successor is organized under the laws of the United States, any state or the District of Columbia;

(3)	immediately after giving effect to the transaction no Default (as defined in the indenture) or Event of Default (as defined in the indenture) has occurred and is continuing; and

(4)	EnLink Midstream has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

The successor will be substituted for EnLink Midstream in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of EnLink Midstream under the indenture. If EnLink Midstream conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes of any series issued thereunder, when:

•	either:

◦
all outstanding notes of that series that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

◦
all outstanding notes of that series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited with the trustee as trust funds cash, certain U.S. government obligations or a combination thereof, in such amounts as will be sufficient, to pay the entire indebtedness of such notes not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes of that series; and

•	we have delivered to the trustee an officers’ certificate as to the sufficiency of the trust funds, without reinvestment, to pay the entire indebtedness of such notes at maturity.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of notes in certain circumstances, and to transfer or exchange debt securities pursuant to the terms thereof and our obligations and the obligations of the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Defeasance

At any time, we may terminate, with respect to notes of a particular series, all our obligations under such series of notes and the indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations specified in the indenture, including those:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the notes;

•	to replace mutilated, destroyed, lost, or stolen notes; or

•	to maintain a registrar and paying agent in respect of the notes.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under the additional covenants established pursuant to the terms of a particular series of notes, which covenants are described in the prospectus supplement applicable to such series, and any Event of Default resulting from a failure to observe such covenants.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of notes may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of:

•
the failure by us to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture with respect to that series or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency, or reorganization of us; or

•	an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•
irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no bankruptcy or default with respect to us has occurred and is continuing 91 days after the deposit in trust; and

•
deliver to the trustee an opinion of counsel to the effect that holders of the defeased series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law.

Concerning the Trustee

The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

Wells Fargo Bank, National Association is the trustee under the indenture and the registrar and paying agent with regard to the notes. The trustee and its affiliates maintain commercial banking and other relationships with EnLink Midstream.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company (“DTC”) and its book-entry systems and procedures from DTC, and we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

Each series of notes is represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). Interests in the global notes may be held through DTC either as a participant in DTC or indirectly through organizations that are participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee is considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes are not entitled to have the notes registered in their names, do not receive or are not entitled to receive physical delivery of the notes in definitive form and are not considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture.

Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The Depository Trust Company. DTC acts as securities depositary for the notes. The notes are issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows:

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Access to the DTC system is also available to securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

Only direct participants or indirect participants may purchase, sell or otherwise transfer ownership of, or other interests in, notes. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format. Under the book-entry format, the trustee pays interest or principal payments to Cede & Co., as nominee of DTC. DTC forwards the payment to the direct participants, who then forward the payment to the indirect participants or to the beneficial owner. Beneficial owners may experience some delay in receiving their payments under this system. Neither EnLink Midstream, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which a beneficial owner of notes has an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on such beneficial holder’s behalf. EnLink Midstream, the underwriters and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants.

EnLink Midstream, the underwriters and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to, or payments made on account of, beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. EnLink Midstream also does not supervise these systems in any way.

The trustee will not recognize a beneficial holder of notes as a holder under the indenture, and a beneficial holder of notes can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. A beneficial holder of notes’ ability to pledge notes to non-direct participants, and to take other actions, may be limited because the beneficial holder of notes will not possess a physical certificate that represents such notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to EnLink Midstream as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Certain Definitions

“Attributable Indebtedness” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating, and labor costs, and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of EnLink Midstream and its consolidated Subsidiaries after deducting therefrom:

(1)
all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2)	the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of EnLink Midstream and its consolidated Subsidiaries for EnLink Midstream’s most recently completed fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with generally accepted accounting principles.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“General Partner” means EnLink Midstream GP, LLC, a Delaware limited liability company, and its successors as general partner of EnLink Midstream.

“Indebtedness” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money or any guaranty thereof.

“Permitted Liens” means:

(1)	liens upon rights-of-way for pipeline purposes;

(2)
easements, rights-of-way, restrictions and other similar encumbrances affecting real property and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto and which do not in the aggregate materially adversely affect the value of the properties encumbered thereby or materially impair their use in the operation of the business of EnLink Midstream and its Subsidiaries;

(3)
rights reserved to or vested by any provision of law in any municipality or public authority to control or regulate any of the properties of EnLink Midstream or any Subsidiary or the use thereof or the rights and interests of EnLink Midstream or any Subsidiary therein, in any manner under any and all laws;

(4)
rights reserved to the grantors of any properties of EnLink Midstream or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(5)
any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien (including liens on property in the possession of storage facilities, pipelines or barges) incurred in the ordinary course of business which is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings, if necessary, and any undetermined lien which is incidental to construction, development, improvement or repair;

(6)
any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(7)
liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by EnLink Midstream or any of its Subsidiaries in good faith by appropriate proceedings;

(8)	banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;

(9)
liens on deposits required by any Person with whom the EnLink Midstream or any Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies and liens of, or to secure performance of, leases, other than capital leases;

(10)	any lien in favor of EnLink Midstream or any Subsidiary;

(11)	any lien upon any property or assets of EnLink Midstream or any Subsidiary in existence on the date of the initial issuance of the notes;

(12)
any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations or to secure letters of credit with respect thereto;

(13)
liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute, provided that such obligations do not constitute Indebtedness; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations, and other obligations of a like nature incurred in the ordinary course of business or to secure letters of credit with respect thereto;

(14)
any lien upon any property or assets created at the time of acquisition of such property or assets by EnLink Midstream or any of its Subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(15)
any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Indebtedness incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(16)
any lien upon any property or assets existing thereon at the time of the acquisition thereof by EnLink Midstream or any of its Subsidiaries and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary of EnLink Midstream by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary and any additions thereto, proceeds thereof and property in replacement or substitution thereof;

(17)
liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which EnLink Midstream or the applicable Subsidiary has not exhausted its appellate rights;

(18)
any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (17) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of EnLink Midstream or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(19)	any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of EnLink Midstream or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof or any other entity.

“Principal Property” means, whether owned or leased on the date of the initial issuance of the notes or thereafter acquired:

(1)
any pipeline assets of EnLink Midstream or any of its Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage, or marketing of natural gas, refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2)
any processing, compression, treating, blending, or manufacturing plant or terminal owned or leased by EnLink Midstream or any of its Subsidiaries that is located in the United States or any territory or political subdivision thereof, except in the case of either of the preceding clause (1) or this clause (2):

(a)	any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles, and equipment used on, or useful with, vehicles; and

(b)	any such assets which, in the opinion of the board of directors of the General Partner are not material in relation to the activities of EnLink Midstream and its Subsidiaries taken as a whole.

“Principal Subsidiary” means any Subsidiary owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Subsidiary” means, as to any Person, (1) any corporation, association, or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or (2) any general or limited partnership or limited liability company, (a) the sole general partner or member of which is the Person or a Subsidiary of the Person or (b) if there is more than one general partner or member, either (i) the only managing general partners or managing members of such partnership or limited liability company are such Person or Subsidiaries of such Person or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other voting equities of such partnership or limited liability company, respectively.

DESCRIPTION OF SERIES C PREFERRED UNITS

The following description of the Series C Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Tenth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), which is filed as Exhibit 3.5 to ENLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

General

There are 400,000 Series C Preferred Units issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series C Preferred Units, authorize and issue additional Series C Preferred Units and Junior Securities (as defined below) and, subject to the limitations described under “—Voting Rights,” Senior Securities (as defined below) and Parity Securities (as defined below).

The holders of our common units, Series B Cumulative Convertible Preferred Units (the “Series B Preferred Units”), and Series C Preferred Units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, the holders of our common units, Series B Preferred Units, and Series C Preferred Units are entitled to receive distributions of our assets, after we have satisfied or made provision for our outstanding indebtedness and other obligations and after payment to the holders of any class or series of limited partner interests (including the Series B Preferred Units and the Series C Preferred Units) having preferential rights to receive distributions of our assets.

The Series C Preferred Units are fully paid and nonassessable (except as such nonassessability may be affected by Section 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Subject to the matters described under “—Liquidation Rights,” each Series C Preferred Unit generally has a fixed liquidation preference of $1,000 per Series C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series C Preferred Units) plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series C Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Units rank junior to the Series B Preferred Units and to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series C Preferred Units to receive the liquidation preference are subject to the senior rights of the Series B Preferred Units and to the proportional rights of holders of Parity Securities.

All of the Series C Preferred Units are represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee, for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”)). So long as a Securities Depositary has been appointed and is serving, no person acquiring Series C Preferred Units will be entitled to receive a certificate representing such Series C Preferred Units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Series C Preferred Units are not convertible into common units or any other securities and do not have exchange rights or are not entitled or subject to any preemptive or similar rights. The Series C Preferred Units are not subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Units will be subject to redemption, in whole or in part, at our option commencing on December 15, 2022. See “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series C Preferred Units. The address of the Paying Agent and the Registrar and Transfer Agent is 6201 15th Avenue, Brooklyn, New York, 11219.

Ranking

The Series C Preferred Units, with respect to anticipated semi-annual or quarterly distributions and distributions upon the liquidation, winding up, and dissolution of our affairs, rank:

•
senior to our common units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Series C Preferred Units that is not expressly made senior to or on parity with the Series C Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

•
on parity with any class or series of limited partner interests or other equity securities established after the original issue date of the Series C Preferred Units with terms expressly providing that such class or series ranks on parity with the Series C Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Parity Securities”);

•
junior to (i) our Series B Preferred Units and (ii) each other class or series of limited partner interests or equity securities established after the original issue date of the Series C Preferred Units with terms expressly made senior to the Series C Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the securities described in clauses (i) and (ii) being referred to herein as “Senior Securities”); and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Units. Our general partner has the authority to determine the designations, preferences, rights, powers, and duties of any such series before the issuance of any units of that series. Our general partner will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

Any distributions made upon our liquidation will be made to our partners in accordance with their respective positive capital account balances. The holders of outstanding Series B Preferred Units will first be specially allocated items of our gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution, or winding up of our affairs (whether voluntary or involuntary), such holders to have a positive capital balance equal to the liquidation preference of $15.00 per Series B Preferred Unit. The holders of outstanding Series C Preferred Units will then be specially allocated remaining items of our gross income and gain in a manner designed to cause, in the event of any liquidation, dissolution, or winding up of our affairs (whether voluntary or involuntary), such holders to have a positive capital balance equal to the liquidation preference of $1,000 per Series C Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series C Preferred Units). If the amount of our gross income and gain available to be specially allocated to the Series C Preferred Units (after any such allocation to the Series B Preferred Units) is not sufficient to cause the capital account of a Series C Preferred Unit to equal the liquidation preference of a Series C Preferred Unit, then the amount that a holder of Series C Preferred Units would receive upon liquidation may be less than the Series C Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series C Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital account balances, but after the payment of any accumulated and unpaid distributions on the Series B Preferred Units. The rights of the holders of Series C Preferred Units to receive the liquidation preference will be subject to the senior rights of the Series B Preferred Units and to the proportional rights of holders of Parity Securities.

Voting Rights

The Series C Preferred Units have no voting rights except as set forth below or as otherwise provided by Delaware law.
Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a separate class, we may not adopt any amendment to our Partnership Agreement that has a material adverse effect on the terms of the Series C Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•
create or issue any Parity Securities (including any additional Series C Preferred Units) if the cumulative distributions payable on then outstanding Series C Preferred Units (or Parity Securities, if applicable) are in arrears; or

•	create or issue any Senior Securities (other than payments-in-kind on the Series B Preferred Units).

On any matter described above on which the holders of the Series C Preferred Units are entitled to vote as a class, such holders are entitled to one vote per Series C Preferred Unit. The Series C Preferred Units held by us or any of our subsidiaries or controlled affiliates are not entitled to vote.

Series C Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Distributions

General

Holders of Series C Preferred Units are entitled to receive, when, as, and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions. Unless otherwise determined by our general partner, distributions on the Series C Preferred Units will be deemed to have been paid out of our available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.

Distribution Rate

Distributions on Series C Preferred Units are cumulative from the date of original issue and are payable semi-annually in arrears (as described under “—Distribution Payment Dates”) through and including December 15, 2022 and, thereafter, quarterly in arrears, when, as, and if declared by our general partner out of legally available funds for such purpose.

The initial distribution rate for the Series C Preferred Units from and including the date of original issue to, but not including, December 15, 2022 (the “Fixed Rate Period”) is 6.000% per annum of the $1,000 liquidation preference per unit (equal to $60.00 per unit per annum). On and after December 15, 2022 (the “Floating Rate Period”), distributions on the Series C Preferred Units will accumulate for each distribution period at a percentage of the $1,000 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.11%.

LIBOR for each distribution period during the Floating Rate Period (“Three-Month LIBOR Rate”) will be determined by the Calculation Agent (as defined under “—Calculation Agent”), as of the applicable Determination Date (as defined below), in accordance with the following provisions:

•
the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such distribution period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on such Determination Date; or

•
if no such rate is so published, we will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable distribution period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Determination Date for such distribution period. Offered quotations must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Three-Month LIBOR Rate for such distribution period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such distribution period will be the arithmetic mean of the rates quoted on the Determination Date for such distribution period by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such distribution period. The rates quoted must be based on an amount that, in our judgment, is representative of a single transaction in U.S. dollars in that market at the time. If no quotation is provided as described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Three-Month LIBOR Rate, shall determine the Three-Month LIBOR Rate in its sole discretion.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable distribution period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Distribution Payment Dates

The “Distribution Payment Dates” for the Series C Preferred Units are the 15th day of June and December of each year, continuing through the end of the Fixed Rate Period and on the 15th day of March, June, September and December of each year during the Floating Rate Period. Distributions accumulate in each such period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such period, and distributions accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Fixed Rate Period, distributions on the Series C Preferred Units are payable based on a 360-day year consisting of twelve 30-day months. During the Floating Rate Period, distributions on the Series C Preferred Units will be computed by multiplying the floating rate for that distribution period by a fraction, the numerator of which will be the actual number of days elapsed during that distribution period (determined by including the first day of the distribution period and excluding the last day, which is the distribution payment date), and the denominator of which will be 360, and by multiplying the result by the aggregate liquidation preference of the Series C Preferred Units. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series C Preferred Units that have been declared by our general partner to the holders of such Series C Preferred Units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be the first Business Day of the month of the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by our general partner in accordance with our Partnership Agreement.

So long as the Series C Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series C Preferred Units and any Parity Securities through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by the general partner and paid on any date fixed by the general partner, whether or not a Distribution Payment Date, to holders of the Series C Preferred Units on the record date for such payment, which may not be less than 10 days before such payment date.

Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series C Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series C Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series C Preferred Units and Parity Securities at such time. Holders of the Series C Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series C Preferred Units.

Redemption

Optional Redemption Upon a Rating Event

At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Event (as defined below), we may, at our option, redeem the Series C Preferred Units in whole, but not in part, at a redemption price in cash per Series C Preferred Unit equal to $1,020 (102% of the liquidation preference of $1,000) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness and our Series B Preferred Units.

“Rating Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for securities such as the Series C Preferred Units, as such criteria are in effect as of the original issue date of the Series C Preferred Units (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series C Preferred Units, or (ii) a lower equity credit being given to the Series C Preferred Units than the equity credit that would have been assigned to the Series C Preferred Units by such rating agency pursuant to its current criteria.

Optional Redemption on or after December 15, 2022

Any time on or after December 15, 2022, we may redeem, at our option, in whole or in part, the Series C Preferred Units at a redemption price in cash equal to $1,000 per Series C Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness and our Series B Preferred Units.

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. We will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Series C Preferred Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series C Preferred Units to be redeemed and, if less than all outstanding Series C Preferred Units are to be redeemed, the number (and, in the case of Series C Preferred Units in certificated form, the identification) of Series C Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (v) that distributions on the Series C Preferred Units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed will be determined by us, and such Series C Preferred Units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series C Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series C Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series C Preferred Units to be redeemed from the account of each of its participants holding such Series C Preferred Units in its participant account. Thereafter, each participant will select the number of Series C Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Units for its own account). A participant may determine to redeem Series C Preferred Units from some beneficial owners (including the participant itself) without redeeming Series C Preferred Units from the accounts of other beneficial owners.

So long as the Series C Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Series C Preferred Units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Series C Preferred Units will cease to accumulate and all rights of holders of such Series C Preferred Units as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Series C Preferred Units will have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series C Preferred Units, that remain unclaimed or unpaid after one year after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series C Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series C Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series C Preferred Units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series C Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Series C Preferred Units, including all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series C Preferred Units, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series C Preferred Units. Any Series C Preferred Units that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series C Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem, or otherwise acquire, in whole or in part, any Series C Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series C Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased, or otherwise acquired by us unless full cumulative distributions on the Series C Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series C Preferred Units do not have the benefit of any sinking fund.

No Fiduciary Duty

We, and the officers and directors of our general partner, will not owe any duties, including fiduciary duties, to holders of the Series C Preferred Units other than an implied contractual duty of good faith and fair dealing pursuant to our Partnership Agreement.

Book-Entry System

All Series C Preferred Units are represented by a single certificate issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.), for credit to an account of a direct or indirect participant in the Securities Depositary (including, if applicable, Euroclear and Clearstream). The Series C Preferred Units will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series C Preferred Units will be entitled to receive a certificate evidencing such Series C Preferred Units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series C Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series C Preferred Units, each purchaser of Series C Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to receive distributions, any redemption price, liquidation preference, and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series C Preferred Units and (ii) the records of the Securities Depositary and its participants (including, if applicable, Euroclear and Clearstream) to evidence its ownership of such Series C Preferred Units.
So long as the Securities Depositary (or its nominee) is the sole holder of the Series C Preferred Units, no beneficial holder of the Series C Preferred Units will be deemed to be a holder of Series C Preferred Units. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series C Preferred Units, whether as a holder of the Series C Preferred Units for its own account or as a nominee for another holder of the Series C Preferred Units.

Calculation Agent

Wells Fargo Bank, National Association, or any other firm appointed by us, is the “Calculation Agent” for the Series C Preferred Units.